Exhibit 19.1
1.Purpose
1.1.Employees, officers, directors, suppliers, customers, service providers, representatives, distributors, and others (including advisors, consultants and contractors) of Micron Technology, Inc. (the “Company” or “Micron”) may become aware of material, nonpublic information about the Company, our shareholders, suppliers, or customers, or other companies. Insider trading occurs when a person who is aware of material nonpublic information about a company buys or sells that company’s securities or provides material nonpublic information to another person who may trade on the basis of that information. Insider trading is unlawful and could result in significant civil or criminal penalties. Insider trading is taken very seriously by the Company and the government.
2.Scope
2.1.This Policy (“Policy”) applies to you if you are an employee, officer, director, consultant, contractor, or agent of, or other service provider of the Company or of any of its subsidiaries (for example, an auditor or attorney) both inside and outside of the United States. If this Policy applies to you, it also applies to your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any person or entity whose transactions in securities you influence, direct, or control, in all cases to the same extent that this Policy applies to you. You are responsible for making sure that these other individuals and entities comply with this Policy. Team members who are Insiders (as defined below) and/or Section 16 Reporting Persons (as defined below) are subject to additional rules under this Policy and will be notified by the Company of their designation as such.
2.1.1.This Policy continues to apply even if you leave the Company or are otherwise no longer affiliated with or providing services to the Company, for as long as you remain in possession of Material Nonpublic Information about the Company or about another company which you have learned through the course of your work with the Company. In addition, if you are subject to a trading blackout under this Policy at the time you leave the Company, you must abide by the applicable trading restrictions until at least the end of the relevant blackout period.
2.2.Transactions Covered. This Policy applies to all transactions involving Company Securities (as defined below) or the securities of any other company about which you possess Material Nonpublic Information (as defined below) obtained through the course of your work with the Company (“Other Securities”). Accordingly, this Policy applies to:
2.2.1.All transactions in Company Securities (as defined below) or Other Securities, regardless of trading platform, including any purchase, sale, loan, or other transfer or disposition of such securities, whether direct or indirect (including transactions made on your behalf by money managers);

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2.2.2.Gifts (including bona fide gifts not for consideration such as charitable contributions) of Company Securities or Other Securities;

2.2.3.Distributions of Company Securities (or related interests) or Other Securities from an entity that is covered by this Policy (see “Persons Covered by this Policy); and

2.2.4.Any other arrangement that generates gains or losses from or based on changes in the prices of Company Securities or Other Securities, including derivative securities (for example, exchange-traded put or call options, swaps, caps and collars), hedging and pledging transactions, short sales and certain arrangements regarding participation in benefit plans, and any offer to engage in any of the foregoing.
3.Policy Statement
3.1.It is the policy of the Company that the unauthorized disclosure of any nonpublic information about the Company or another company that you obtained in connection with your service with the Company is prohibited.
4.Definitions
4.1 Terms and Definitions

Term	Definition
Chief Legal Officer
Each of the Company’s Chief Legal Officer, Deputy General Counsel or any attorneys in the Corporate Legal group that have been designated by the Chief Legal Officer as authorized to make determinations under the Insider Trading Policy.

Company Securities
The Company’s common stock, options for common stock and other securities the Company may issue from time to time such as convertible debentures, preferred stock, or debt, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange- traded puts or calls.

Immediate Family Member	A person’s child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person.
Insider
Each officer and director of the Company and each other person covered by the Insider Trading Policy who has been identified as an Insider by the Chief Legal
Officer, including persons that may be identified by the Chief Legal Officer for purposes of a special trading blackout. The Chief Legal Officer will notify each Insider in writing (including electronically) that such person is an Insider. The Chief Legal Officer will maintain a schedule of Insiders.

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Material Information
Information reasonably likely to be considered important to an investor in making an investment decision regarding the purchase or sale of securities.
Either positive or negative information may be material. If the information could reasonably be expected to affect the market price of a company’s securities, the information likely is material. Either positive or negative information may be material. If the information could reasonably be expected to affect the market price of a company’s securities, the information likely is material.

Material Nonpublic Information
Information that both (1) has not been released publicly and otherwise is not available to the general public and (2) is reasonably likely to be considered important to an investor in making an investment decision regarding the purchase or sale of securities.

Section 16 Reporting Persons	A director, officer or key employee subject to Section 16 reporting requirements, including immediate family members sharing the same household with the foregoing.
5.Requirements
5.1.If a person subject to this Policy is in possession of Material Nonpublic Information about the Company or the Company Securities, such person is prohibited from trading the Company Securities. In addition, Material Nonpublic Information about another company that you learn through your service with the Company is subject to these same restrictions around disclosure and trading and you cannot use that information to trade securities. Any such action will be deemed a violation of this Policy.
5.1.1.Examples of information that may be considered Material Information includes the following, which list is not intended to be exclusive:
•financial results or guidance;
•projections of future sales, earnings, or losses;
•significant changes in manufacturing productivity or yields, news of a proposed merger, acquisition or divestiture, impending bankruptcy, liquidity problems, creation of significant financial obligations or default or acceleration under any significant financial obligation;
•gain or loss of a substantial customer, supplier, or partner;
•significant product announcements (for example, regarding performance, recalls, defects, pricing, product development (R&D and intellectual property) or the introduction of new products);
•changes in dividend policy;
•stock splits;
•significant litigation (actual or threatened);
•stock or debt offerings;
•changes in the executive leadership team or auditors;
•significant employee lay-offs;
•significant cybersecurity events;
•damage to or loss of material assets; and
•the existence of a special trading blackout period.

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5.1.2.Material Information may include information about the Company, as well as information about other companies. As a general guideline, if you think something might be Material Information, seek guidance from the Legal Department.

5.1.3.Material information is Material Nonpublic Information until it has been publicly disclosed and disseminated into the market. For information to be considered public, it generally must be available through media outlets or filings with the Securities and Exchange Commission (the “SEC”). Even if information is widely known throughout the Company, it still may be considered nonpublic for purposes of this Policy. After the release of information, a reasonable period of time must elapse in order to provide the public an opportunity to absorb the information provided. Please contact the Chief Legal Officer if you have questions about a particular situation.
5.1.3.1.Except as discussed in Section 6.2, you must not engage in any transaction in the Company Securities during any period commencing with the date that you first possess Material Nonpublic Information about the Company and ending at the close of the market (4:00 p.m. ET) on the first trading day following the public disclosure of such information, or at such time as such nonpublic information is no longer material. Similarly, you must not engage in any transaction in the securities of any company about which you possess Material Nonpublic Information during any period commencing with the date that you first possess such Material Nonpublic Information and ending at the close of the market on the first trading day following the public disclosure of such information, or at such time as such nonpublic information is no longer material.
5.1.3.2.You must not disclose Material Nonpublic Information relating to the Company to any other person except to those individuals whose jobs require them to have the information. You must not disclose sensitive or nonpublic information to anyone outside the Company except as necessary for the conduct of the Company’s business and in compliance with the Company’s policies with regard to nondisclosure and confidentiality obligations and agreements. The Company’s Global Communications & Marketing department has standard procedures for the release of material information. No disclosure should be made without following these procedures.
5.1.3.3.You must not use such Material Nonpublic Information about the Company to express an opinion or make a recommendation about trading in Company Securities.
5.1.3.4.In all cases, the responsibility for determining whether you are in possession of Material Nonpublic Information rests with you, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from compliance with

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applicable securities laws.

5.1.3.5.The size of a transaction or motivation for a transaction are irrelevant for determining if a transaction is subject to this Policy.

5.2.Additional Provisions Applicable to Insiders

5.2.1.Except as discussed in Section 6.2, if you are an Insider, you must not engage in any transactions involving Company Securities during the last two weeks of any fiscal quarter through the close of the market (4:00 p.m. ET) on the first trading day following the disclosure of the Company’s financial results for the completed fiscal quarter. To the extent applicable to you, these trading restrictions also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control. This requirement is in addition to the requirements above.
5.2.2.The Company also may impose additional or longer special trading blackout periods on any Insider at any time. The Chief Legal Officer will instruct the Global Stock Team to notify you in writing (including electronically) if you are subject to a special blackout period. If you are notified that you are subject to a special blackout period, except as discussed in Section 6.2, you may not engage in any transaction in Company Securities until you are notified that the special blackout period has ended. You should not disclose to anyone else that the Company has imposed a special blackout period, except as needed to enforce the following sentence. Special blackout periods also cover your immediate family members, persons with whom you share a household, persons who are your economic dependents, and any entity whose transactions in securities you influence, direct or control.
5.2.3.If an Insider separates from service during a closed trading window, they will remain in the blackout until the trading window next opens for all Insiders.

5.2.4.Short Sales. Insiders may not engage in short sales (meaning the sale of a security that must be borrowed to make delivery) or “sell short against the box” (meaning the sale of a security with a delayed delivery) if such sales involve the Company’s Securities.
5.2.5.Derivative Securities and Hedging Transactions. Insiders may not, directly or indirectly, (i) trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Company Securities (other than stock options, restricted stock units and other compensatory awards issued to you by the Company) or (ii) purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities either (a) granted to them by the Company as part of their compensation or (b) held, directly or indirectly, by them.

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5.2.6.Pledging Transactions. Insiders may not pledge Company Securities as collateral for any loan or as part of any other pledging transaction.

5.2.7.Margin Accounts. Insiders may not use a margin account to hold or trade Company Securities.

5.3.Additional Provisions Applicable to Section 16 Reporting Persons

5.3.1.Pre-Clearance Required. If you are a Section 16 Reporting Person, you may engage in transaction involving Company Securities only if you first have obtained pre- clearance of the transaction from two individuals as included in the Chief Legal Officer definition below, as well as the Chief Financial Officer. If the Chief Financial Officer is the requester, then the Chief Executive Officer and Chief Legal Officer will act as approvers. If the Chief Legal Officer is the requester, then the Chief Executive Officer and the Chief Financial Officer will act as approvers. All requests for pre- clearance must be submitted to the Global Stock Team (via email at stock@micron.com) at least two business days (and no more than five business days) in advance of the proposed transaction. The Global Stock Team will reach out for the relevant approvals. In evaluating a request for approval, the determination will be based solely on whether you are in possession of Material Nonpublic Information about the Company or the Company Securities and whether you are otherwise subject to a trading blackout period that is currently in effect. The relevant approvers will generally respond to any request to trade within 24 hours of receiving such request. If your proposed trade is approved (pre-cleared), you must complete the trade within five trading days of issuance of the pre-clearance. However, if you become aware of Material Nonpublic Information or subject to a blackout before the trade is completed, you must not trade even though you received pre-clearance.
5.3.2.Reporting of Violations. Violations of the pre-clearance procedure above will be reported to the Chief Legal Officer.

5.3.3.Additional Requirements. Section 16 Reporting Persons must comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The practical effect of these provisions is that Section 16 Reporting Persons who purchase and sell Company Securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. The Company has provided separate materials to its Section 16 Reporting Persons regarding compliance with Section 16 and its rules. Contact the Chief Legal Officer if you have any questions about the Section 16 rules.
5.3.4.Mandatory Broker Interface. To help assure compliance with Section 16 reporting requirements, Section 16 Reporting Persons must provide the Global Stock Team with information for any outside broker that will hold Company Securities. The Global Stock Team will contact the outside broker, but it is the responsibility of the Section 16 Reporting Person to confirm their broker notifies the Global Stock Team of any transactions involving the Company Securities, which includes

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pending trade orders, the execution of any previously approved trade orders, new dividend reinvestment elections and the details of gift and trade transactions.
6.Policy Compliance
6.1.Potential Liability and Disciplinary Action

6.1.1.Persons who trade on Material Nonpublic Information (or tip such information to others) may be subject to penalties under federal and state securities laws, including criminal fines and/or imprisonment, civil penalties and disgorgement of profits gained or losses avoided on the transaction. A person who violates this Policy may also be subject to suit by persons who purchased or sold securities of the same company at the same time as the person covered by this Policy. Persons who disclose Material Nonpublic Information about the Company to others who then trade in Company Securities while in possession of that information may be liable for the profits or avoided losses of those others.
6.1.2.In addition, any person who violates this Policy will be subject to disciplinary action by the Company, which may include dismissal or termination for cause. The Company may also be entitled to pursue legal action against any person who violates this Policy in a breach of his or her fiduciary duties to the Company. Where appropriate, the Company may also report violations of this Policy to appropriate government agencies, including the SEC and the United States Department of Justice.
6.1.3.The Chief Legal Officer may be required to notify the Company’s Chief Executive Officer and Board of Directors of any improper trading activity.

6.2.Transactions that are Exempt from this Policy

6.2.1.Publicly Traded Index Funds. Transactions in these funds do not violate this Policy even if Company Securities are a component of the fund (includes mutual funds).

6.2.2.Company-Granted Equity Awards. The following transactions related to Company- granted equity compensation awards do not violate this Policy (although one or more may require pre-clearance if otherwise provided in this Policy):

6.2.2.1.Purchases of shares under a Company employee stock purchase plan, changes to your withdrawal percentage or withdrawing from the plan, but changing your instructions regarding the sale of Company Securities pursuant to a “sell all” election (see Section 6.2.5. below) under a Company stock purchase plan is subject to this Policy;
6.2.2.2.The exercise of options if the option exercise price and associated taxes, are paid in cash or net settled and there is no associated market activity;

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6.2.2.3.The grant or vesting of equity compensation awards (for example, RSUs, PRSUs, and options) under Company equity plans;

6.2.2.4.Withholding of shares by the Company to cover tax withholding from restricted stock, RSUs and PRSUs (but only if either share withholding is required by the Company or elected by you under a process approved by the Company); and

6.2.2.5.Sell-to-cover transactions under a Company-approved program, under which vested shares under full value awards (for example, restricted stock, RSUs and PRSUs) automatically are sold in order to satisfy tax withholding requirements (this exception does not apply to any other market or other sales for the purposes of paying required withholding). Note that sell-to-cover transactions may still lead to short-swing liability for Section 16 Officers.
6.2.2.6.However, any shares received as described in the preceding subsections
6.2.2.1. - 6.2.2.5. will be subject to this Policy and may not be transferred or disposed of without complying with this Policy.

6.2.3.Rule 10b5-1 Trading Plans. Purchases and sales by Insiders that satisfy the requirements of Rule 10b5-1 and that are effected pursuant to Company approved Rule 10b5-1 trading plan requirements are exempt from this Policy. If you want to implement a trading plan under SEC Rule 10b5-1, you first must pre-clear the plan with two individuals included in the Chief Legal Officer definition below, who will have discretion whether to approve the plan. An Insider may enter into a trading plan (or modify an existing trading plan) only if such Insider is not in possession of Material Nonpublic Information regarding the Company or Company Securities at the time of adoption or modification. To be approved by the Company and qualify for the exception to this Policy, any trading plan must be submitted to the Chief Legal Officer for approval. If the Chief Legal Officer is the requester, then the Chief Financial Officer and one other individual included in the Chief Legal Officer definition below will act as approvers. Any transactions effected pursuant to a pre- cleared trading plan must be reported within one business day to the Global Stock Team at stock@micron.com.
6.2.4.Certain Transactions Made Not for Consideration. The following transactions are not prohibited by this Policy when made not for any consideration (but any sale or other disposition by the recipient or transferee following the exempt transaction remains subject to this Policy and certain transactions require pre-clearance as stated below): (i) transfers by will or the laws of descent or distribution, (ii) inter- spousal transfers, (iii) transfers for estate planning reasons to a vehicle such as a trust or LLC that does not change your pecuniary interest in the securities, and (iv) stock splits, stock dividends and similar events that apply to all shareholders equally. In order to make a transaction listed in (ii) or (iii), you must give advance notice to the Chief Legal Officer, who will have discretion to confirm or deny the applicability of the exception.

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6.2.5.Automated Sales. If the Company’s equity plan administrator or captive broker provides a “sell all” election pursuant to which you can elect to sell all shares purchased through a Company employee stock purchase plan immediately upon the purchase of such shares pursuant to the terms of the employee stock purchase plan, sales pursuant to such election are permitted under this Policy only for employees that are not Section 16 Reporting Persons, provided, that, if you are an Insider, you cannot make the initial election, or any change or termination to that election unless: (i) the trading window is open, (ii) you are not in possession of Material Nonpublic Information and (iii) there are at least 30 days between the election date and the employee stock plan purchase date.
6.2.6.Pre-Clearance Still Required. Even if a transaction is exempt from this Policy, you still should assess whether the transaction complies with applicable law. In addition, the above limited exemptions remain subject to the pre-clearance requirements of this Policy (unless the transaction is completed automatically by the Company without action by you (for example, vesting of an RSU)) or pursuant to a Company-approved Rule 10b5-1 trading plan. Therefore, if you are a Section 16 Reporting Person, you must pre-clear any of the above exempt transactions as required in Section 5.3.1. above.
6.3.Protected Activity Not Prohibited. Nothing in this Policy, or any related guidelines or other documents or information provided in connection with this Policy, shall in any way limit or prohibit you from engaging in any activity protected by law or from complying with your obligations under the Company’s Code of Business Conduct and Ethics.
6.4.Reporting of Violations. If you believe someone is violating this Policy or otherwise using Material Nonpublic Information to trade Company Securities or the securities of any other company, you should report it to the Chief Legal Officer. If the Chief Legal Officer would be implicated in your report, you should instead make your report in accordance with the Company’s Code of Business Conduct and Ethics.
6.5.Future Changes to this Policy. The Company may amend this Policy at any time and for any reason, with or without notice. The Company will attempt to provide notice in advance of any change.

7.References

RESOURCES
Compliance and Ethics Center
Micron Global Policy Site
Procedures and Guidelines (relating to Company Securities)

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